EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BRAND INTERMEDIATE HOLDINGS, INC.

April 28, 2006

The undersigned, Paul T. Wood, being the Chief Executive Officer and President of Brand Intermediate Holdings, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.          The name of the Corporation is Brand Intermediate Holdings, Inc.

2.          The Corporation was originally incorporated under the name DLJ Brand Holdings, Inc. pursuant to its original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 17, 1996. A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 3, 2000. A Certificate of Merger with respect to the Corporation was filed in the Office of the Secretary of State of the State of Delaware on October 16, 2002 (the “Certificate of Merger”). Pursuant to the Certificate of Merger, Brand Acquisition Corp. merged with and into the Corporation with the Corporation as the surviving corporation, and the name of the Corporation was changed to Brand Intermediate Holdings, Inc. An Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on October 16, 2002. A Second Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 28, 2005.

3.          The amendment as set forth below to the Certificate of Incorporation has been duly authorized by the board of directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the GCL.

4.          The Certificate of Incorporation of the Corporation is amended as follows:

(a)        Article FIRST is deleted in its entirety and is replaced with the following:

FIRST:  The name of the Corporation is Brand Energy & Infrastructure Services, Inc. (the “Corporation”).

Except as specifically set forth herein, the remaining paragraphs of the Corporation’s Certificate of Incorporation shall not be amended, modified or otherwise altered.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation to be signed by Paul T. Wood, its Chief Executive Officer and President, as of the date first above written, who acknowledges that the foregoing is the act and deed of the Corporation, and that the facts stated therein are true.

BRAND INTERMEDIATE HOLDINGS, INC.

By:	/s/ Paul T. Wood
Name: Paul T. Wood
Title: Chief Executive Officer and President